Exhibit 23.1

Consent of KPMG LLP

The Board of Directors

Netopia, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-75034, 333-65508, 333-51482, 333-37250, 333-74943 and 333-61845) on Form S-8 of Netopia, Inc. of our report dated November 5, 2002, relating to the consolidated balance sheets of Netopia, Inc. and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2002, and the related financial statement schedule, which report appears in the September 30, 2002, annual report on Form 10-K/A of Netopia, Inc.

KPMG LLP

San Francisco, California

July 15, 2003